Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

2022 SALES AND EARNINGS AND 2023 DIVIDEND

Eau Claire, Wisconsin (February 17, 2023) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2022 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the Company’s sales, Maryjo Cohen, President, stated, “Net 2022 consolidated sales were $321.6 million, down $34.2 million (9.6%) from 2021’s levels. Earnings were $20.7 million ($2.92 per share) a decrease of $5.0 million (19.3%) from 2021’s $25.7 million ($3.63 per share). Both reductions were largely driven by changes in revenues and operating earnings at the Defense segment. Defense sales declined $37.0 million or 15.5%, reflecting continued supply chain issues from government COVID-related mandates, in particular the labor shortages engendered by stay-at-home subsidies. The combination of reduced sales, a less favorable mix, and reduced efficiencies stemming from those same labor shortages and other supply chain issues also resulted in a decrease in the Defense segment’s comparative operating earnings of $19.6 million or 38.2%. Both the Housewares/Small Appliance and Safety segments enjoyed nominal revenue increases. The Housewares/Small Appliance segment reported an operating profit of $5.3 million in contrast to the prior year’s loss. The return to profitability was due in part to price increases and in part to reductions in second half ocean freight costs from those incurred during the prior year. As anticipated, the startup Safety segment once again reported a loss. The Federal Reserve Board’s decision to boost rates from last year’s target of 0 to 0.25% to the year-end target of 4.25 to 4.50% increased yields, which in turn resulted in improved comparative portfolio earnings.”

The Board of Directors of National Presto Industries, Inc. announced today the 2023 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $3.00. The 2023 dividend is the most recent in an unbroken history of seventy-nine years. The record date for the dividend will be ‐‐‐‐March 1, 2023, and the payment date, March ‐‐‐15, 2023. In addition, the Board confirmed May 16, 2023, as the date of the Company’s 2023 annual meeting of shareholders. The record date for the annual meeting will be March 24, 2023.

With the retirement of Richard L. Jeffers on January 20, 2023, today, the Board elected John R. MacKenzie to the position of Vice President of Sales. Ms. Cohen stated, “We are fortunate to have a person with Mr. MacKenzie’s knowledge, expertise, and experience to fill the role as Vice President of Sales. Mr. MacKenzie has been with the company for seven years. He joined the Company in 2016 as a District Sales Manager and has been successively its National Sales Manager and Director of Sales.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers fire extinguishers, carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	YEAR ENDED DECEMBER 31
	2022	2021
Net Sales	$321,623,000	$355,777,000
Net Earnings	$20,699,000	$25,654,000
Net Earnings Per Share	$2.92	$3.63
Weighted Shares Outstanding	7,081,000	7,060,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.